SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2003

McMoRan Exploration Co.

                  Delaware

          001-07791

  72-1424200

  (State or other

        (Commission

(IRS Employer

  jurisdiction of

         File Number)

Identification

  incorporation or

                   Number)

  organization)

1615 Poydras Street

New Orleans, Louisiana  70112

Registrant's telephone number, including area code:  (504) 582-4000

Item 9. Regulation FD Disclosure

McMoRan Exploration Co. issued a press release on January 22, 2003 regarding its fourth-quarter and twelve-months 2002 results (Exhibit 99.1).  Future earnings releases will be furnished under recently adopted Item 12, “Disclosure of Results of Operations and Financial Condition.”

SIGNATURE

------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

McMoRan Exploration Co.

By:  /s/ C. Donald Whitmire, Jr.

     ------------------------------------

         C. Donald Whitmire, Jr.

    Vice President & Controller –

          Financial Reporting

    (authorized signatory and

     Principal Accounting Officer)

Date:  January 24, 2003

McMoRan Exploration Co.

Exhibit Index

Exhibit

Number

99.1

Press Release dated January 22, 2003  “McMoRan Exploration Co. Report Fourth Quarter/Twelve Months 2002 Results”.

Exhibit 99.1

THIS PRESS RELEASE IS BEING FURNISHED PURSUANT TO ITEM 9 OF FORM 8-K

McMoRan Exploration Co. Reports

Fourth-Quarter/Twelve Months 2002 Results

-Shallow-water, deep-gas discovery at JB Mountain

-Completed K-Mc Joint Venture Transaction and sale of Main Pass 299 Oil

-Mound Point Offset well to commence during first quarter of 2003

HIGHLIGHTS

  Fourth-quarter 2002 net income of $5.9 million, $0.27 per share, and twelve-month net income for 2002 of $17.2 million, $0.92 per share.

  The JB Mountain prospect, South Marsh Island Block 223, has been drilled to a total measured depth of approximately 22,000 feet and is currently being logged.  Previous log analysis and formation tests of the well have indicated significant intervals of hydrocarbon pay.

  Drilling continues at the Lighthouse Point – Deep prospect, South Marsh Island Block 207, currently at 16,600 feet measured depth.

  In December 2002, drilling commenced at the Cyprus prospect, Garden Banks Block 228 currently at 13,900 feet.  Expect to spud at the Mound Point Offset well in first quarter of 2003.

  K-Mc Energy Ventures formed in December 2002, providing McMoRan opportunities to participate in acquisitions of energy-related businesses.

  Completed initial transaction in the K-Mc alliance in December 2002, which involved the sale of McMoRan's Main Pass 299 oil producing assets to K-Mc Venture I LLC, in which McMoRan owns one-third interest.

  Fourth-quarter 2002 net income includes $14.1 million gain resulting from this transaction.

	Fourth Quarter		Twelve Months
	2002	2001	2002	2001
	(In thousands, except per share amounts)
Revenues	$8,997	$16,496	$43,768	$72,942
Operating income (loss)	7,290	(48,938)	18,090	(104,917)
Income (loss) from continuing operations	8,431	(48,918)	18,692	(104,801)
Loss from discontinued operations	(2,040)	(26,972)	(503)	(43,260)
Net income (loss) applicable to common stock	5,928	(75,890)	17,189	(148,061)
Diluted net income (loss) per share Continuing operations	$0.36	$(3.08)	$0.94	$(6.60)
Discontinued operations	(0.09)	(1.70)	(0.02)	(2.73)
Diluted net income (loss) per share	$0.27	$(4.78)	$0.92	$(9.33)
Diluted average shares outstanding	23,384 [a]	15,892	19,878 [a]	15,869

a.  Assumes the conversion of 1.4 million shares of 5% convertible preferred stock into 7.3 million shares, resulting in exclusion of $0.4 million (fourth quarter 2002) and $1.0 million (twelve months 2002) of preferred dividends and inclusion of 7.3 million shares and 3.9 million shares, respectively.

NEW ORLEANS, LA, January 22, 2003 – McMoRan Exploration Co. (NYSE:MMR) today reported net income of $5.9 million, $0.27 per share, for the fourth quarter of 2002 compared with a net loss of $75.9 million, $4.78 per share, for the fourth quarter of 2001.  McMoRan’s net income from its continuing oil and gas operations totaled $8.4 million during the fourth quarter of 2002, which includes the $14.1 million gain associated with the Main Pass sale transaction in connection with the formation of the K-Mc joint venture (see “Formation of Joint Venture” below) and an impairment charge of $4.4 million to reduce the net book value of the Eugene Island Block 97 field to its estimated fair value at December 31, 2002.  During the fourth quarter of 2001, McMoRan’s continuing oil and gas operations resulted in a net loss of $48.9 million, which included impairment charges of $39.1 million to reduce the carrying costs of certain oil and gas properties to their respective fair values at December 31, 2001.

For the year ended December 31, 2002, McMoRan’s net income totaled $17.2 million, $0.92 per share, compared to a net loss of $148.1 million, $9.33 per share, for 2001. McMoRan’s income from its continuing oil and gas operations totaled $18.7 million, which reflects the fourth-quarter 2002 gain from the sale of its interest in the oil operations at Main Pass, as well as $30.1 million of gains associated with oil and gas property sales during the first half of 2002.  These gains were partially offset by the fourth quarter impairment charge and the aggregate third-quarter 2002 impairment charges of $8.5 million for the remaining net book value of the West Cameron Block 624 field ($3.2 million) and a portion of the Eugene Island Block 108 (Hornung prospect) leasehold costs ($5.3 million).  McMoRan’s continuing oil and gas operations resulted in a net loss of $104.8 million during 2001, which included the $39.1 million of impairment charges during the fourth quarter of 2001, and $43.5 million of nonproductive exploratory drilling and related costs and $18.3 million of geological and geophysical and other exploratory costs for the year.

DRILLING UPDATE:

The South Marsh Island Block 223 (“JB Mountain” prospect) exploratory well has been drilled to a measured depth of approximately 22,000 feet and is currently being logged.  The well has been previously evaluated with wireline logs and formation tests, which have indicated significant intervals of hydrocarbon pay, and production casing has been set.  McMoRan also announced that the South Marsh Island Block 207 (“Lighthouse Point–Deep” prospect) exploratory well has been drilled to a measured depth of approximately 16,600 feet.  Protective casing has been set and the operator plans to drill deeper with a planned total depth of 17,750 feet.

The JB Mountain and Lighthouse Point-Deep deep-gas prospects are located in water depths of 10-feet in an area where McMoRan is a participant in an exploration program that controls an approximate 80,000-acre exploratory position including portions of OCS lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 55 percent working interest in the JB Mountain prospect and a 38.8 percent net revenue interest.  The program currently holds a 90 percent working interest in the Lighthouse Point-Deep prospect.  At production casing point the program’s working interest in the Lighthouse Point-Deep prospect would be 57 percent with a 38.9 percent net revenue interest.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain and Lighthouse Point-Deep prospects, and will own all of the program’s interests until the program’s aggregate production from the four prospects totals 100 billion cubic feet of gas equivalent, at which point 50 percent of the program’s interests would revert to McMoRan.  The operator plans to commence drilling on the fourth prospect in the program (Mound Point Offset) during the first quarter of 2003.  The planned Mound Point Offset well is located within one mile of an exploratory well that McMoRan drilled and completed during 2001 and flow tested in early 2002.  That well flowed at various rates from 10 to 20 million cubic feet per day before production problems required it to be shut-in and temporarily abandoned.

On December 22, 2002, drilling commenced on an exploratory well at Garden Banks Block 228 (“Cyprus” prospect) in a water depth of 800 feet.  The Cyprus well, currently drilling at a depth of approximately 13,900 feet, is planned for a total measured depth of 16,900 feet.  McMoRan farmed out a portion of its working interest to a partner who agreed to pay a portion of McMoRan’s costs to drill the well to production casing point.  McMoRan has a 16.6 percent net revenue interest in the well.

McMoRan’s current exploration acreage position consists of approximately 400,000 gross acres, including approximately 100,000 gross acres in the program.  Over the past two years, McMoRan’s exploration team has undertaken an intensive process to evaluate its substantial acreage position from a technical standpoint and this evaluation has resulted in a group of over 20 prospects being identified, including deep exploration targets for natural gas accumulations in the shallow waters of the Gulf of Mexico near existing production infrastructure.

James R. Moffett, Co-Chairman of McMoRan, said, “We are very excited about the shallow-water, deep-gas discovery at JB Mountain which lies within the OCS 310 and Louisiana State Lease 340 areas just offshore Vermilion Parish, Louisiana where our program controls approximately 80,000 acres.  The results at JB Mountain and our data from the Mound Point prospect located just six miles northeast of JB Mountain, validate our stratigraphic concept of deep sands within this basin.  The multi-Tcfe reserves that were produced from the shallower zones in this basin demonstrate the significant potential of the deep zones we are currently testing.”

FORMATION OF JOINT VENTURE:

In December 2002, McMoRan and K1 Ventures Limited (“K1” SGX: KONE) formed a joint venture named K-Mc Energy Ventures.  McMoRan will manage the business activities of K-Mc Energy which is contemplated to provide McMoRan with opportunities to participate in the acquisition of energy-related businesses.  K1 is a Singapore based investment fund led by Steven J. Green which invests in a wide range of investments across diverse sectors.

On December 16, 2002, McMoRan and K1 USA Energy Production Corporation (“K1 USA”) completed the formation of K-Mc Venture I LLC (“K-Mc I”), which is owned two-thirds by K1 USA and one third by McMoRan.  K-Mc I acquired McMoRan’s Main Pass oil facilities that are currently producing oil at a rate of approximately 4,000 barrels of oil per day.  K-Mc I also has an option to acquire certain of McMoRan’s remaining Main Pass facilities that will be used to pursue new business activities using the site’s unique infrastructure.  At the election of K1 USA, McMoRan will transfer other Main Pass infrastructure assets required to support the planned future business activities.  The facilities not required to support the future planned business activities (Phase I) are excluded from the joint venture and are currently in the process of being dismantled pursuant to the previously announced turnkey contract with Offshore Specialty Fabricators Inc.

McMoRan is entitled to $13 million of proceeds associated with the transaction and K1 USA has agreed to provide, if required, credit support for up to $10 million of bonding requirements with the Minerals Management Service (“MMS”). The proceeds are being received as required to fund the Phase I reclamation activities, which are approximately 40 percent complete.    K1 USA received warrants to purchase approximately 1.74 million shares of McMoRan common stock at any time within five years at a price of $5.25 per share.  To the extent K1 USA elects for K-Mc I to acquire the Main Pass infrastructure assets required to support the planned future business activities, K1 USA will receive additional warrants to purchase approximately 0.76 million shares of McMoRan common stock at a price of $5.25 per share.  K1 USA will also provide, if required, financial assistance to K-Mc I for up to an additional $10 million in MMS bonding requirements related to the abandonment obligations for these assets.  McMoRan will continue to operate the Main Pass facilities under a management agreement.  During the fourth quarter of 2002, McMoRan recorded a $14.1 million gain associated with the formation of K-Mc I.  McMoRan will account for its investment in the joint venture using the equity method.

The new enterprise will continue the efforts previously initiated by McMoRan to pursue the use of the Main Pass facilities as a support hub for energy development and production projects in the Gulf of Mexico.  The surface platforms and related structures at Main Pass, together with the two-mile diameter caprock and salt dome, have significant capacity and potential for a variety of commercial activities.  The potential alternative uses may include the disposal of nonhazardous waste from offshore oil and gas drilling activities; a hub for receiving deepwater vessels transporting oil and gas production, including compressed natural gas and liquefied natural gas; and cavern storage facilities to store natural gas and oil.  The permitting process for waste disposal at Main Pass, which began in late-2000, is now nearing completion, and permitting activities are ongoing relating to other alternative uses.

FINANCIAL PLAN:

The sale of the Main Pass oil producing assets to K-Mc I described above is an important step in a series of actions taken by McMoRan to address financial issues it faced at the beginning of 2002.  During 2002, McMoRan (1) sold three oil and gas properties for $60.0 million in February 2002; (2) raised $33.7 million in June 2002 in a convertible preferred stock offering; (3) sold substantially all of its remaining sulphur assets for $58 million in June 2002; (4) entered into a fixed price contract to resolve its Main Pass and Caminada sulphur mine reclamation obligations; (5) entered into an exploration agreement in which a third party is funding all of McMoRan’s costs in four prospects, with McMoRan retaining a potentially significant reversionary interest; and (6) completed the formation of K-Mc I and the related sale of its Main Pass oil producing assets as discussed above.

Richard C. Adkerson, Co-Chairman and CEO of McMoRan, said, “At the outset of 2002 our management team established a financial plan to address the liquidity issues resulting from discontinuation of our sulphur operations and to provide funding for our oil and gas exploration activities.  We executed this plan successfully.  Our bank debt has been eliminated, we have unrestricted cash of $14.3 million as of December 31, 2002 and positive working capital.”

Mr. Adkerson continued, “With the recent success in our oil and gas exploration efforts, our large exploration acreage position, the opportunities for business development using our offshore facilities at Main Pass and our newly formed alliance with the K1 investment group, we look forward to a future of building value for McMoRan’s shareholders.”

REVENUES/PRODUCTION:

McMoRan’s fourth-quarter 2002 oil and gas revenues totaled $9.0 million, including $5.6 million from Main Pass 299, compared to $16.5 million, including $4.3 million from Main Pass 299, during the fourth quarter of 2001.  McMoRan’s fourth-quarter 2002 production averaged approximately 8 million cubic feet of gas equivalent per day (Mmcfe/d), excluding oil production from Main Pass.  McMoRan’s fourth-quarter 2002 production rates were affected by the timing of recompletion activities successfully completed during the quarter and lower flow rates at the Eugene Island Block 97 field.  McMoRan expects its average net production rates for the first quarter of 2003 to approximate 12 Mmcfe/d.    During the fourth quarter of 2002, McMoRan’s sales volumes totaled 0.6 billion cubic feet of gas (“Bcf”) and 0.3 million barrels of oil compared with 3.7 Bcf of gas and 0.4 million barrels of oil during the fourth quarter of 2001. The decrease in gas sales volumes in the comparable fourth quarter periods primarily reflects the disposition of the three oil and gas properties sold in February 2002 that commenced production in mid-2001 and to the shut-in and subsequent disposition of the West Cameron Block 616 field. The decrease in oil sales volumes reflects lower Main Pass sales, which totaled approximately 239,600 barrels during the fourth quarter of 2002 compared to 264,900 barrels during the comparable period in 2001, and to the sale of the three oil and gas properties in February 2002.  The Main Pass 299 oil operations were sold effective December 16, 2002.

 McMoRan’s oil and gas revenues during the fourth quarter of 2002 benefited from higher average realizations than those received during the fourth quarter of 2001.  McMoRan’s fourth-quarter comparable average realizations for gas totaled $4.43 per thousand cubic feet (Mcf) in 2002 and $2.33 per Mcf in 2001; for oil, excluding Main Pass, $27.84 per barrel in 2002 and $19.89 per barrel in 2001; and for oil from Main Pass, $23.45 per barrel in 2002 and $16.15 in 2001.

RESERVES:

Independent reserve engineers’ estimates of McMoRan’s proven oil and gas reserves as of December 31, 2002 were 17.5 Bcfe, and reflect property sales of 55.2 Bcfe, production of 11.8 Bcfe, and revisions of 2.1 Bcfe.  Including McMoRan’s one-third equity interest in K-Mc I's Main Pass oil reserves, McMoRan’s reserves total 29.2 Bcfe.  No amounts are included for the potential reversionary interest from the three properties sold in early 2002 and no amounts are included from JB Mountain or other wells in progress at year-end.

McMoRan’s in-house estimates of proved, probable and possible (“3P”) reserves were 188.1 Bcfe, including 33.3 Bcfe attributable to the estimated reversionary interest on the three properties sold in February 2002.  No amounts are included from JB Mountain or other wells in progress at year-end.

DISCONTINUED SULPHUR OPERATIONS:

McMoRan’s discontinued operations resulted in a net loss of $2.0 million during the fourth quarter of 2002, including retiree-related costs associated with former sulphur employees, legal fees associated with our joint venture transaction, pursuit of alternative uses for our remaining Main Pass facilities and certain caretaking costs of the closed sulphur facilities.  McMoRan’s discontinued sulphur operations resulted in a loss of $27.0 million during the fourth quarter of 2001, which included a $13.6 million charge to increase the estimated liability associated with certain sulphur retiree medical costs and a $10.8 million charge to reduce the carrying cost of the sulphur business assets to their fair value at December 31, 2001.

McMoRan’s discontinued operations resulted in a $0.5 million loss in 2002 compared with a $43.3 million loss in 2001.  The sulphur results during the first half of 2001 included $10.0 million of charges to reduce the sulphur inventory to its then estimated net realizable values.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated production rates and revenues.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and mine closure costs. Such factors and others are more fully described in more detail in McMoRan’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Securities and Exchange Commission permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  We use certain phrases and terms in this press release, such as “in-house estimates of proved, probable and possible reserves” which the SEC’s guidelines strictly prohibit us from including in filing with the SEC.  Estimates of proved reserves meeting the SEC’s requirements are included in McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2001 and will be included in McMoRan’s Annual Report on Form 10-K for year ended December 31, 2002.  Investors are urged to consider closely the disclosures in McMoRan’s Form 10-K.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the fourth-quarter 2002 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com” or the “www.ccbn.com”.   A replay of the call will be available through Friday, February 21, 2003.

McMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2002	2001	2002	2001
	(In Thousands, Except Per Share Amounts)
Revenues	$8,997	$16,496	$43,768	$72,942
Costs and expenses:
Production and delivery costs	6,096	6,461	26,223	35,016
Depreciation and amortization [a]	7,313	48,444	24,117	65,868
Exploration expenses	1,468	7,225	13,111	61,831
General and administrative expenses	887	3,304	6,368	15,144
Gain on disposition of oil and gas properties[b]	(14,057)	-	(44,141)	-
Total costs and expenses	1,707	65,434	25,678	177,859
Operating income (loss)	7,290	(48,938)	18,090	(104,917)
Interest expense	(10)	-	(704)	(357)
Other income, net	1,151 [c]	20	1,313 [c]	481
Provision for income taxes	-	-	(7)	(8)
Income (loss) from continuing operations	8,431	(48,918)	18,692	(104,801)
Loss from discontinued operations	(2,040)	(26,972)[d]	(503)	(43,260)[d]
Net income (loss)	6,391	(75,890)	18,189	(148,061)
Preferred dividends and amortization of convertible preferred stock issuance costs	(463)	-	(1,000)	-
Net income (loss) applicable to common stock	$5,928	$(75,890)	$17,189	$(148,061)

Net income (loss) per share of common stock:
Basic net income (loss) from continuing operations	$0.50	$(3.08)	$1.10	$(6.60)
Basic net income (loss) from discontinued operations	(0.13)	(1.70)	(0.03)	(2.73)
Basic net income (loss) per share of common stock	$0.37	$(4.78)	$1.07	$(9.33)

Diluted net income (loss) from continuing operations	$0.36	$(3.08)	$0.94	$(6.60)
Diluted net income (loss) from discontinued operations	(0.09)	(1.70)	(0.02)	(2.73)
Diluted net income (loss) per share of common stock	$0.27	$(4.78)	$0.92	$(9.33)

Average common shares outstanding:
Basic	16,107	15,892	16,010	15,869
Diluted	23,384 [e]	15,892	19,878 [e]	15,869

a.

Includes impairment charge of $4.4 million during the fourth quarter of 2002 to reduce the net book value of the Eugene Island Block 97 field to its estimated fair value at December 31, 2002 and impairment charges totaling $39.1 million to reduce the net book value of the West Cameron Block 616 ($19.1 million) and West Cameron Block 624 ($4.1 million) fields, and the Louisiana State Lease 340 No. 2 well ($15.9 million) to their respective fair values at December 31, 2001.

b.

Amount during the fourth quarter of 2002 reflects the $19.1 million gain on the disposition of McMoRan’s oil interests in Main Pass Block 299 partially offset by a $5.1 million charge associated with the issuance of stock warrants that are convertible into approximately 1.7 million shares of McMoRan common stock.  Additionally, the gain for the year includes the $0.8 million gain from the disposition of McMoRan’s interests in the West Cameron Block 616 field in June 2002 and the $29.2 million gain on three oil and gas properties sold in February 2002.

c.

Reflects $1.1 million gain on the disposition of McMoRan’s 50 percent ownership interest of an unconsolidated affiliate.

d.

Includes a $10.8 million charge to reduce the sulphur business assets to their estimated net realizable value  and a $13.6 million charge to increase the recorded liability associated with a contractual obligation providing for the reimbursement of certain sulphur retiree medical costs at December 31, 2002.  The twelve months ended December 31, 2001 also includes a $10.0 million charge to adjust recorded sulphur inventory cost to its net realizable value during the first half of 2001.

e.

Assumes the conversion of 1.4 million shares of 5% convertible preferred stock into 7.3 million shares of MMR common stock from issuance (June 21, 2002) to December 31, 2002.  Effect of the assumed conversion equals approximately 7.3 million shares of MMR’s common stock for the quarter ended December 31, 2002 and 3.9 million shares of MMR’s common stock for the year ended December 31, 2002.

McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2002	2001		2002		2001
Sales volumes:
Gas (thousand cubic feet, or Mcf)	623,000	3,668,200	[a]	5,851,300	[b]	11,136,800	[a]
Oil, excluding Main Pass (barrels)	14,700	114,000	[c]	124,700	[d]	342,800	[c]
Oil from Main Pass (barrels)	239,600	264,900		1,001,900		993,300
Plant products (equivalent barrels) [e]	2,500	-		26,100		81,100
Average realizations:
Gas (per Mcf)	$4.43	$2.33		$3.00		$3.59
Oil, excluding Main Pass (per barrel)	27.84	19.89		24.24		24.62
Oil from Main Pass (per barrel)	23.45	16.15		22.03		21.07

a.

Sales volumes include 1,831,000 Mcf of gas during the fourth quarter of 2001 and 3,200,000 Mcf of gas for the year ended December 31, 2002 associated with oil and gas properties sold in February 2002.

b.

Sales volumes include 856,000 Mcf of gas associated with oil and gas properties sold in February 2002.

c.

Sales volumes included 65,500 barrels of oil during the fourth quarter of 2001 and 147,300 barrels of oil for the year ended December 31, 2001 associated with the oil and gas properties sold in February 2002.

d.

Sales volumes include 18,500 barrels of oil associated with the oil and gas properties sold in February 2002.

e.

Results include approximately $0.1 million and $0.9 million of revenues associated with plant products (ethane, propane, butane, etc.) during the fourth quarter of 2002 and twelve-months ending December 31, 2002, respectively.  Revenues associated with plant products during 2001 totaled $3.0 million.

McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2002		2001
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations	$12,907		$-
Discontinued operations, $0.9 million restricted at December 31, 2002	2,316		500
Accounts receivable	13,645		10,892
Inventories	120		690
Prepaid expenses	791		270
Current assets from discontinued operations, excluding cash	449		12,477
Total current assets	30,228		24,829
Property, plant and equipment, net	38,043	[a]	98,519
Sulphur business assets, net	355	[b]	54,607
Other assets, including restricted cash of $3.5 million	3,970		11,731
Total assets	$72,596		$189,686

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$5,246		$21,334
Accrued liabilities	5,092		15,192
Borrowings outstanding on sulphur credit facility	-		55,000
Current portion of oil and gas credit facility	-		2,000
Current portion of accrued oil and gas reclamation costs	878		398
Current portion of accrued sulphur reclamation cost	8,126	[c]	-
Current liabilities from discontinued operations	5,481		15,281
Other	328		305
Total current liabilities	25,151		109,510
Accrued sulphur reclamation costs	30,421	[d]	63,876
Accrued oil and gas reclamation costs	7,116	[e]	18,278
Long-term borrowings on oil and gas credit facility	-		47,657
Contractual postretirement obligation	21,564		21,122
Other long-term liabilities	18,854		17,015
Mandatorily redeemable convertible preferred stock	33,773	[f]	-
Stockholders' deficit	(64,283)		(87,772)
Total liabilities and stockholders' deficit	$72,596		$189,686

a.

Decrease primarily reflects the sale of oil and gas properties during 2002, a $4.4 million impairment charge for the Eugene Island Block 97 field during the fourth quarter of 2002 and $8.5 million of impairment charges recorded during the third quarter of 2002.

b.

Decrease reflects the sale of McMoRan’s sulphur transportation and terminaling assets to Gulf Sulphur Services Ltd., LLP in June 2002 and the conveyance of certain assets to Offshore Specialty Fabricators Inc. (OSFI) as compensation for their reclamation work at the Caminada sulphur facilities.

c.

Represents the remaining costs to dismantle and remove certain Main Pass sulphur structures that are not essential to the contemplated future alternative business opportunities at Main Pass (Phase I).  The funding of these costs will be provided through the proceeds associated with the formation of the K-Mc I Joint Venture.

d.

Decrease reflects OSFI’s completion of the reclamation activities at the Caminada mine site and the reclass of the Phase I Main Pass sulphur reclamation costs discussed in Note c above.

e.

Reflects the transfer of the Main Pass 299 oil reclamation obligation from McMoRan to the K-Mc I Joint Venture.

f.

Amount represents the proceeds from the sale of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million.

 McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2002	2001
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$18,189	$(148,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	503	43,260
Depreciation and amortization	24,117	65,868
Exploration drilling and related expenditures	8,949	43,510
Gain on disposition of oil and gas properties	(44,141)	-
Gain on the sale of equity investment	(1,084)
Change in assets and liabilities:
Reclamation and mine shutdown expenditures	(752)	(2,196)
Other	1,854	2,149
(Increase) decrease in working capital:
Accounts receivable	4,079	6,090
Accounts payable and accrued liabilities	(19,019)	(3,772)
Inventories and prepaid expenses	211	(222)
Net cash (used in) provided by continuing operations	(7,094)	6,626
Net cash used in discontinued operations	(11,567)	(14,752)
Net cash used in operating activities	(18,661)	(8,126)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(16,984)	(107,092)
Proceeds from disposition of oil and gas properties	63,400	1,291
Net cash provided by (used in) continuing operations	46,416	(105,801)
Net cash provided by discontinued operations	58,583 [a]	6,252
Net cash provided by (used in) investing activities	104,999	(99,549)

Cash flow from financing activities:
Net proceeds from equity offering	33,698	-
Repayment of borrowings on oil and gas credit facility	(49,657)	-
Dividends paid on convertible preferred stock	(924)	-
Net borrowings on oil and gas credit facility	-	49,657
Other	268	612
Net cash (used in) provided by continuing operations	(16,615)	50,269
Net cash (used in) provided by discontinued operations	(55,000)[b]	9,000
Net cash (used in) provided by financing activities	(71,615)	59,269
Net increase (decrease) in cash and cash equivalents	14,723	(48,406)
Restricted cash of discontinued operations	(941)	-
Net increase (decrease) in unrestricted cash and cash equivalents	13,782	(48,406)
Cash and cash equivalents at beginning of year	500	48,906
Cash and cash equivalents at end of year	$14,282	$500

a.

Includes $58.0 million of gross proceeds received from the sale of the sulphur transportation and terminaling assets and the settlement of certain pending litigation matters between McMoRan, IMC Global and the companies’ respective subsidiaries.

b.

Reflects the repayment and termination of the sulphur credit facility in June 2002, following the sulphur asset sale and the completion of the equity offering.